Exhibit 23.2



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Proxy Statement/Prospectus constituting a part of the registration statement on Form S-4 of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated August 11, 1997, except as to the information in the second paragraph of Note 1, for which the date is September 10, 1997, and Note 6 with respect to the extensions of maturity dates, for which the date is November 6, 1997, on our audit of the financial statements of Solite Corporation as of March 31, 1997 and 1996, and for the years then ended.



Charlotte, North Carolina
March 30, 1998


                                         /s/ Coopers & Lybrand L.L.P.
                                         ----------------------------------